Exhibit 10.2

Execution Copy

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), effective as of November 7, 2006, is made and entered into by you, James Snyder, on behalf of yourself, your heirs, executors, administrators, successors and assigns (collectively referred to as “you”) and Polymer Group, Inc., on behalf of itself, its current and former divisions, subsidiaries, affiliates, related companies, predecessors, successors, assigns, and their officers, directors, employees, insurers, stockholders, and agents (collectively referred to as “PGI”).

1.             Separation Date and Pay.  Your employment with PGI will end on November 7, 2006 (your “Separation Date”).  In exchange for your promises as set forth in this Agreement, PGI agrees to pay you your current monthly pay, in accordance with standard PGI payroll process, in the amount of $11,526.67 per month until September 21, 2007, less applicable payroll withholdings and other deductions, taking into account North Carolina tax rules relating to severance payments.

2              Recovery.  Without otherwise limiting PGI’s rights and subject to and in further consideration of your obligations under the terms of this Agreement, PGI agrees that it, except to the extent required by law, will not require you to repay or otherwise seek recovery from you of any salary or bonus amounts paid to you by PGI during your employment with PGI prior to the Separation Date.

3.             Additional Payment Opportunity.  You will be eligible for an additional payment opportunity equal to $34,580.01 in lieu of any other bonus payments or bonus opportunities available to you under any PGI plan, agreement or arrangement, less applicable payroll withholdings and other deductions, taking into account North Carolina tax rules relating to severance payments.  This additional payment will only be paid on September 21, 2007 and only if you comply with all of the terms and conditions of this Agreement for the entire period.  Your satisfaction of the terms of this Agreement shall entitle you to the additional payment.

4.             Stock Options; Restricted Stock.  You will forfeit all of your shares of restricted stock and stock options that have been granted to you, including all vested and unvested shares, and all such vested and unvested shares shall be immediately cancelled.

5.             Vacation; Paid Time Off.  You will be entitled to receive $ 3,645.00 for your 3 weeks of unused earned vacation and/or paid time off days, less applicable payroll withholdings and other deductions, taking into account North Carolina tax rules relating to severance payments.

6.             Release.  In exchange for the benefits set forth in this Agreement, you agree to waive and release PGI with respect to any and all claims, whether currently known or unknown, that you now have or have ever had, against PGI arising from or related to any agreement, act, omission, or thing occurring or existing at any time prior to or on the date on which you sign this Agreement.  Without limiting the foregoing, the claims released by you hereunder include, but are not limited to:

(a)           all claims for or related in any way to your employment, compensation, other terms and conditions of employment, actions occurring during your employment, or termination from employment with PGI, including without limitation all claims for salary, bonus, severance pay, or any other compensation or benefit;

(b)           all claims that were or could have been asserted by you or on your behalf:  (i) in any federal, state, or local court, commission, arbitration proceeding, or agency; (ii) under any common law theory; or (iii) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or executive order; and

(c)           all claims that were or could have been asserted by you or on your behalf arising under any of the following laws, as amended from time to time:  Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act any applicable Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts, the South Carolina Human Affairs Law, S.C. Code sections 1-13-10 et seq.; S.C. Code sections 41-10-10 et seq. and the retaliatory employment discrimination provision of North Carolina law; provided that this release does not cover any claims you may have under the North Carolina Worker’s Comp Act, N.C.G.S. 97-1 et seq.  Annex 1 sets forth the name of the other terminated employee.

7.             Covenant Not to Sue.  You agree, represent and warrant that: (a) you will not commence, aid or maintain any action or other legal proceeding based upon any claim arising out of or related to the matters released in this Agreement, except for the purpose of enforcing this Agreement as required by law; (b) you have not filed or initiated any legal or other proceedings against PGI; (c) no such proceedings have been initiated against PGI on your behalf; (d) you are the sole owner of the claims that are released in Paragraph 6 above; (e) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (f) you have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

8.             Acknowledgements.  You further agree that:

•                                          You have read this Agreement and understand all of its terms, having been advised by counsel;

•                                          You are entering into this Agreement knowingly, voluntarily and with full knowledge of its significance;

•                                          The promises contained in Paragraphs 1 and 3, are consideration for your signing this Agreement and represent payments and benefits that, in absence of signing this Agreement, you would not be entitled to receive from PGI;

•                                          You acknowledge that you understand that you have seven days after the execution of this Agreement to revoke it and that the release contained in this Agreement shall not become effective or enforceable until this seven-day revocation period has expired; and

•                                          You acknowledge that you have had at least 45 days from the date of your receipt of the release contained in this Agreement substantially in its final form on September 25, 2006, to consider it and the changes made since the September 25, 2006 version of this Agreement are not material and will not restart the required 45-day period..

9.             Termination of Change in Control Severance Compensation Agreement.  You and PGI agree that the Change in Contro0l Severance Compensation Agreement dated as of March 24, 2006, is hereby terminated in its entirety without any obligation on the part of you or PGI for any events, occurrences or transactions that may have occurred, or may occur, prior to or after the date hereof.

10.           Confidential Information.

                                (a)  Obligation to Maintain Confidentiality.  You acknowledge that the continued success of the Company and its Subsidiaries, depends upon the use and protection of a large body of confidential and proprietary information.  All of such confidential and proprietary information existing prior hereto or now existing is referred to in this Agreement as “Confidential Information.”  Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ current or potential business and (ii) is not generally or publicly known.  Confidential Information includes, without specific limitation, the information, observations and data obtained by you during the course of your employment with the Company and its Subsidiaries concerning the business and affairs of the Company and its Subsidiaries, information concerning acquisition opportunities in or reasonably related to the Company’s or it Subsidiaries’ business or industry of which you become aware during your employment, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during your course of your employment, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms of purchases, purchasing practices, contact terms, prices paid for raw materials and supplies, negotiating strategy, customer service policies and programs, integration processes, requirements and costs of providing service, support and equipment.  Therefore, you agree that you shall not disclose to any unauthorized person or use for your own account any of such Confidential Information without both Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of your acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order.  You agree to deliver to the Company all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its Subsidiaries (including, without limitation, all Confidential Information) that you possess or have under your control.

(b)  Ownership of Intellectual Property.  You agree to make prompt and full disclosure to the Company or its Subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s or its Subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by you (either solely or jointly with others) while employed by the Company or it Subsidiaries and for a period of one (1) year thereafter (collectively, “Work Product”).  Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all right therein shall vest in the Company or its Subsidiary.  To the extent that any Work Product is not deemed to be a “work made for hire,” you hereby assign and agree to assign to the Company or such Subsidiary all right, title and interest, including without limitation, the intellectual property rights that you may have in and to such Work Product.  You shall promptly perform all actions reasonably requested by the Board to establish and confirm the Company’s or such Subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).

(c)  Third Party Information.  You understand that the Company and its Subsidiaries have received from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Without in any way limiting the provisions of subsection (a) above, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or such Subsidiaries) or use Third Party Information unless expressly authorized by a member of the Board in writing.

11.           Return of PGI Property.  You agree to return to PGI all PGI property, equipment and materials, including, but not limited to, the following materials provided to you in the course of your employment with PGI, if applicable:  laptop computer and peripherals; cell phone; telephone calling cards; keys; PGI identification card; credit cards; PDA; and all written or graphic materials (and all copies) relating in any way to PGI’s business, including documents, manuals, computer files, diskettes, customer lists and reports.

12.           Transition.  You agree that you will assist PGI, as reasonably requested, in the professional transition of work in progress, duties, files and pertinent information for matters occurring prior to the Separation Date.

13.           Assistance.  You agree:

(a)           to cooperate fully with PGI and its legal counsel in investigating, defending, prosecuting, litigating, filing, initiating or asserting any claims or potential claims (including without limitation in connection with legal, equitable, administrative or other proceedings) that may be made by or against PGI to the extent that such claims may relate to or arise out of your employment with PGI;

(b)           to cooperate fully with PGI and its legal counsel with respect to any government or private investigations or legal claims related to PGI. Such cooperation shall include, but not be limited to, making yourself available upon reasonable notice for interviews and deposition and trial testimony as needed, in the sole discretion of PGI and its legal counsel.  You further agree to provide PGI with any documents related to PGI, whether foreign or domestic, that are in your  possession, custody or control.  You shall provide immediate notice to PGI of any subpoena or other legal document that you receive that relates in any way to PGI, along with a copy of such subpoena or other legal document.  You may be accompanied at any time you so desire by counsel of your choice and must provide truthful and accurate information  and testimony and not assert any privilege on behalf of PGI, other than the attorney-client or work product privileges which may arise from your retention of your separate counsel; and

(c)           that on reasonable notice, and without service of a subpoena, you will cooperate with the United States Securities and Exchange Commission (“SEC”) and its staff (“staff”) and any other securities regulatory or law enforcement agency with respect to any investigation involving PGI.  As part of such cooperation you will truthfully disclose all information with respect to your activities and the activities of others about which the SEC or its staff may inquire; accept service, and appear and testify in all investigations, administrative and judicial proceedings, at which the SEC or its staff makes requests for such testimony.  You shall further make yourself available for interviews if requested by the staff and must produce any documents related to the above matters that are within your possession, custody or control, domestic or foreign.  You may be accompanied at any time you so desire by counsel of your choice and must provide truthful and accurate information and testimony and not assert any evidentiary or other privilege on behalf of PGI, other than the attorney-client or work product privileges which may arise from your retention of your separate counsel.

14.           Non-Compete, Non-Solicitation.

(a)           In further consideration of the compensation to be paid to you hereunder, you acknowledge that during the course of your employment with the Company and its Subsidiaries you became familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its predecessors and its Subsidiaries and that your services were of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, you agree that, for a period of twelve months following the Separation Date (the “Noncompete Period”), you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed by or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process, as made known to Executive during his employment with the Company, on the date hereof, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses, as such plans were made known to Executive during his employment with the Company.  Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

(b)           During the Noncompete Period, you shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the period of your employment with the Company or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).

(c)           If, at the time of enforcement of this paragraph 14, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  You acknowledge that the restrictions contained in this paragraph 14 are reasonable and that have reviewed the provisions of this Agreement with your legal counsel.

(d)           In the event of the breach or a threatened breach by you of any of the provisions of this paragraph 14, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of an alleged breach or violation by you of this paragraph 14, the Noncompete Period shall be tolled until such breach or violation has been duly cured and the Company may suspend or terminate its payments to you under paragraph 1.  You acknowledge that the restrictions contained in this paragraph 14 are reasonable and that you have reviewed the provisions of this Agreement with your legal counsel.

15.           Assignment.  You agree that the rights and benefits provided to you under this Agreement are personal to you and no such right or benefit will be subject to alienation, assignment or transfer except as required by law; provided, however, that nothing in this paragraph will preclude you from designating a beneficiary or beneficiaries to receive any benefit payable on your death.

16.           No Admission.  You and PGI acknowledge that this Agreement does not constitute an admission by you and PGI of any liability or wrongdoing whatsoever.

17.           Entire Agreement.  You and PGI agree that this Agreement constitutes the complete understanding between you and PGI regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and PGI unless signed in writing by you and PGI.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and PGI on any matter that is addressed in this Agreement.  This Agreement may not be amended except in writing signed by you and a duly authorized senior officer of PGI.

18.           Severability.  You and PGI agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

19.           Enforcement.         You and PGI reserve the right to initiate and pursue any legal action necessary to enforce the terms of this Agreement.  You acknowledge and agree that a breach of Paragraph 14 of this Agreement will result in immediate and irreparable harm to PGI and its affiliates and other related entities for which full damages cannot readily be calculated and for which damages are an inadequate remedy.  Accordingly, you agree that PGI shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by you (without posting a bond or other security) of paragraph 14, without limiting any other remedies that may be available to PGI.   In the event of any legal action or proceeding to enforce the terms of this Agreement, the prevailing party will be entitled to recover from the losing party, in addition to any and all other relief awarded or recovered, its reasonable expenses, attorneys’ fees and costs.  This Agreement will be construed and governed by the laws of the State of North Carolina, without reference to the principles of conflict of laws or choice of law rules.

20.           No Waiver.  The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, will in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

21.           Notices.  All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) business days after deposit in the U.S. Mails, certified with return receipt requested.  All notices will be addressed as follows:

If to you:

James Snyder
18218 Town Harbor Road
Cornelius, NC  28031

With a copy to:

C. Margaret Errington
Ferguson, Stein, Chambers, Gresham &Sumter, P.A.
741 Kenilworth Avenue, Suite 300
Charlotte, NC  28204-2828

If to PGI:

Polymer Group, Inc.
9335 Harris Corners Parkway, Suite 300
Charlotte, NC  28269
Attn:  General Counsel

With a copy to:

H. Kurt von Moltke, P.C.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL  60601

Or to such other address as either party will have furnished to the other in writing.

SIGNED:

/s/ James B. Snyder	/s/ William B. Hewitt
Title: Interim CEO
Polymer Group, Inc.

Dated: November 7, 2006	Dated: November 7, 2006

ANNEX I

OTHER TERMINATED EMPLOYEES

James L. Schaeffer, Age:  56

Annex I